Exhibit 99.1

LIFETIME BRANDS REPORTS EPS OF $0.40 FOR THIRD QUARTER OF 2009

Garden City, NY, November 5, 2009 -- Lifetime Brands, Inc. (NASDAQ: LCUT), North America's leading resource for nationally branded kitchenware, tabletop and home décor products, today announced its results for the three months ended September 30, 2009.

Net income for the quarter was $4.9 million, as compared to a net loss of $1.1 million in the same period last year. Diluted income per common share was $0.40, as compared to a loss of $0.09 per common share in the 2008 quarter.

Adjusted EBITDA, a non-GAAP measure, which the Company defines as net income (loss) before interest, taxes, depreciation, amortization, restructuring expenses and stock option expense, as shown in the table below, was $12.3 million for the 2009 quarter, as compared to $11.5 million in the 2008 period. For the nine months ended September 30, 2009, Adjusted EBITDA was $17.9 million, as compared to $6.4 million in 2008.

Net sales for the quarter were $111.4 million, as compared to $140.6 million in 2008.

Net wholesale sales were $106.3 million, a decrease of $18.0 million, as compared to net wholesale sales of $124.3 million in 2008. Approximately one-half of the decrease reflects, in the 2009 quarter, the absence of sales to Linens ‘N Things, the non-recurrence of sales of excess inventory in connection with our June 2008 purchase of Mikasa and the discontinuance of certain low-margin sales to a direct response retailer.

Net sales for the Company's Direct to Consumer business during the quarter were $5.1 million, consisting only of net sales from its e-commerce websites and mail order catalogs. Direct to Consumer sales in the corresponding 2008 quarter were $6.5 million, excluding $9.9 million in net sales from the Company’s retail outlet stores that were closed in 2008.

Jeffrey Siegel, Chairman, Chief Executive Officer and President, commented, "I am pleased to report that Lifetime's strong market position, driven by its premier brands and its commitment to innovation, enabled the Company to perform well notwithstanding the weak economy.

“Throughout the year, retailers sharply trimmed inventories, which now are the lowest in memory. This has had a negative effect on sales, as inventory replenishment generally was at rates below those of retail sell-throughs. While it appears that the sell-down of retail inventories has now run its course, I believe retailers will continue carefully to manage their inventories in a conservative manner for the foreseeable future.

“Despite these challenges, Lifetime achieved new placements in all categories and significantly increased its market share in several product areas, including dinnerware, picture frames and its newest category, water bottles and thermal coffee mugs.

“Grupo Vasconia SAB posted a strong quarter. Net sales and net income, in Mexican Pesos, were up more than 30% and 118%, respectively. These gains were driven by strong increases in sales of kitchen and tabletop products across all distribution channels. Sales of aluminum blanks and other commodity products produced by its mill operations decreased, reflecting both lower demand and lower world aluminum prices. For the quarter, Lifetime’s equity in Grupo Vasconia’s earnings, net of taxes, increased to $727 thousand, as compared to $390 thousand in 2008, notwithstanding a weaker Mexican Peso in the 2009 period.

“Reflecting the success of our ongoing restructuring activities, Selling, General and Administrative Expense (“SG&A”) decreased by $9.4 million, a reduction of 28.9%, as compared to the same quarter in 2008. As a percentage of net sales, SG&A was 20.7%, as compared to 23.1% for the same period last year.

“The initiative to reduce and rationalize inventory levels, which began in 2007, continued to produce the desired results. Inventory at September 30, 2009 was $126.5 million, as compared to $141.6 million at December 31, 2008, a decrease of 10.7%, and $170.6 million at September 30, 2008, a decrease of 25.8%. This initiative is ongoing and I expect to see continuing progress in the fourth quarter and throughout 2010.

“Lower inventory levels, combined with improved operating results, enabled the Company to reduce its bank borrowings, which, at September 30, 2009, were $65.3 million, a reduction of $52.8 million, as compared to September 30, 2008, and of $26.1 million, as compared to December 31, 2008.

“Despite some recent positive economic news, the retail environment remains challenging, especially as retailers continue to trim their selections and focus on maintaining leaner inventory levels. On the other hand, I believe these conditions will benefit those suppliers that quickly can adapt to new circumstances and can provide retailers with innovative new products at those price points at which consumers are most comfortable. Consequently, I believe Lifetime is well positioned for the Holiday Season and for 2010.”

Third-Quarter 2009 Conference Call

Lifetime has scheduled a conference call for Thursday, November 5, 2009 at 11:00 a.m. ET to discuss its third-quarter 2009 results. The dial-in number for the call is 706-679-7464; the conference ID # is 37259599. A live webcast of the call will be broadcast at the Company’s web site, www.lifetimebrands.com.

A replay of the call will also be available through November 12, 2009 and can be accessed by dialing 706-645-9291, conference ID #37259599. For those who cannot listen to the live broadcast, an audio replay of the call will also be available on the site.

Non-GAAP Financial Measures

This earnings release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP measures are provided because management of the Company uses these financial measures in maintaining and evaluating the Company's on-going financial results and trends. Management uses this non-GAAP information as an indicator of business performance.

Forward-Looking Statements

In this press release, the use of the words “believe,” "could," "expect," "may," "positioned," "project," "projected," "should," "will," "would" or similar expressions is intended to identify forward-looking statements that represent the Company’s current judgment about possible future events. The Company believes these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors. Such factors might include, among others, the Company’s ability to comply with the requirements of its credit agreement; the availability of funding under that credit agreement; the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt; changes in general economic conditions which could affect customer payment practices or consumer spending; the impact of changes in general economic conditions on the Company’s customers; changes in demand for the Company’s products; shortages of and price volatility for certain commodities; significant changes in the competitive environment and the effect of competition on the Company’s markets, including on the Company’s pricing policies, financing sources and an appropriate level of debt.

Lifetime Brands, Inc.

Lifetime Brands is North America’s leading resource for nationally branded kitchenware, tabletop and home décor products. The Company markets its products under many of the industry’s best known brands, including Farberware®, KitchenAid®, Pfaltzgraff®, Mikasa®, Cuisinart®, Calvin Klein®, CasaModa®, Gorham®, Hoffritz®, International® Silver, Kirk Stieff®, Nautica®, Pedrini®, Roshco®, Sabatier®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace® and Vasconia®. Lifetime’s products are distributed through most major retailers in North America.

Contacts:

Lifetime Brands, Inc.	Lippert/Heilshorn & Assoc.
Laurence Winoker, Chief Financial Officer	Harriet Fried, Vice President
516-203-3590	212-838-3777
investor.relations@lifetimebrands.com	hfried@lhai.com

LIFETIME BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net sales	$111,422	$140,624	$286,970	$331,217

Cost of sales	69,778	86,096	181,032	200,989
Distribution expenses	10,313	14,104	30,863	40,260
Selling, general and administrative expenses	23,061	32,464	68,583	94,750
Restructuring expenses	671	4,595	832	7,582

Income (loss) from operations	7,599	3,365	5,660	(12,364)

Interest expense	(3,294)	(2,870)	(9,061)	(8,206)

Income (loss) before income taxes and equity in earnings of Grupo Vasconia, S.A.B.	4,305	495	(3,401)	(20,570)

Income tax benefit (provision)	(153)	(1,936)	(569)	8,256
Equity in earnings of Grupo Vasconia, S.A.B., net of taxes	727	390	1,637	1,354

NET INCOME (LOSS)	$4,879	$(1,051)	$(2,333)	$(10,960)

BASIC INCOME (LOSS) PER COMMON SHARE	$0.41	$(0.09)	$(0.19)	$(0.92)
DILUTED INCOME (LOSS) PER COMMON SHARE	$0.40	$(0.09)	$(0.19)	$(0.92)

LIFETIME BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 899	$ 3,478
Accounts receivable, less allowances of $11,371 at 2009 and $14,651 at 2008	71,915	67,562
Inventory	126,455	141,612
Income taxes receivable	226	11,597
Prepaid expenses and other current assets	8,203	8,429
TOTAL CURRENT ASSETS	207,698	232,678

PROPERTY AND EQUIPMENT, net	45,065	49,908
INTANGIBLES, net	37,824	38,420
INVESTMENT IN GRUPO VASCONIA, S.A.B.	19,231	17,784
OTHER ASSETS	3,565	2,991
TOTAL ASSETS	$313,383	$341,781

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Bank borrowings	$ 62,863	$ 89,300
Accounts payable	27,819	24,151
Accrued expenses	28,571	36,530
Deferred income tax liabilities	436	―
Income taxes payable	127	―
TOTAL CURRENT LIABILITIES	119,816	149,981

DEFERRED RENT & OTHER LONG-TERM LIABILITIES	23,259	23,054
DEFERRED INCOME TAXES	3,841	3,373
CONVERTIBLE NOTES	69,840	67,864

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, shares authorized: 25,000,000; shares issued and outstanding: 12,023,059 in 2009 and 11,989,724 in 2008	120	120
Paid-in capital	128,983	127,497
Accumulated deficit	(23,850)	(21,515)
Accumulated other comprehensive loss	(8,626)	(8,593)
TOTAL STOCKHOLDERS’ EQUITY	96,627	97,509
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$313,383	$341,781

LIFETIME BRANDS, INC.

Supplemental Information

Reconciliation of GAAP to Non-GAAP Operating Results

(In thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(in thousands)
Net income (loss) reported	$4,879	$(1,051)	$(2,333)	$(10,960)
Add back:
Provision (benefit) for income taxes	153	1,936	569	(8,256)
Interest expense	3,294	2,870	9,061	8,206
Depreciation and amortization	2,445	2,512	7,532	7,843
Amortization of bank fees	325	45	726	110
Restructuring expenses	671	4,595	832	7,582
Stock option expense	547	615	1,488	1,843
Adjusted EBITDA	$12,314	$11,522	$ 17,875	$ 6,368